Exhibit 99.1

Media: Peter Tosches | 901.597.8449 | peter.tosches@servicemaster.com

Terminix Announces Executive Change

MEMPHIS, Tenn. (December 11, 2017) – Terminix®, a leading provider of termite and pest control services in the United States and a ServiceMaster® (NYSE: SERV) company, today announced Chief Operating Officer Marty Wick has left the company to pursue other career opportunities.

“I want to express my thanks to Marty for his contributions to Terminix and ServiceMaster over the past eight years,” said Matthew Stevenson, president of Terminix Residential. “We wish him the best in the future.”

With Wick’s departure, in the interim, all of Terminix Residential’s field operations will report to Augusto Titarelli, who has served since 2015 as vice president of Terminix’s North and International divisions. Prior to Terminix, he served in various leadership roles at Tyco Fire and Security, including strategy, operations, mergers and acquisitions, and led multiple international operations.

“Under Augusto’s leadership, we will continue to engage directly with our employees in the field, with the goal of offering our customers world class support. As we implement changes in our team and improve our business processes, I’m confident we will improve customer retention rates and profitably grow our market share,” said Stevenson.

About Terminix

Terminix is the leading provider of termite and pest control services in the United States. Headquartered in Memphis, Tenn., Terminix services approximately 2.8 million residential and commercial customers in 47 states and 22 countries. Terminix provides pest control services and protection against termites, rodents and other pests. Terminix is a business unit of ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential residential and commercial services. Terminix is the Official Pest Control Specialist of Minor League BaseballTM. To learn more about Terminix, visit www.Terminix.com.

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